Exhibit 10.73

November 12, 2019

Ronald Glass
In person

Re: Promotion

Dear Ronald,

Congratulations! I am pleased to offer you a promotion from Controller to VP and CAO, effective November 16, 2019.

Your new annual pay is $290,000 and your annual bonus target will increase from 40% to 50%.

Your new annual pay will continue to be paid on a semi-monthly basis and you will report directly to Neal Shah, SVP and Deputy CFO, in this position.

All other terms and conditions of employment will remain unchanged.

Ronald, you are a valuable part of our team. Thank you for your contribution to Kosmos and congratulations on the promotion.

Please let me know if you have any questions.

Sincerely,

Neal Shah
SVP and Deputy CFO

cc: Human Resources